Exhibit 99.1

FOR IMMEDIATE RELEASE June 4, 2018	Misty Albrecht Business First Bank 225.286.7879 Misty.Albrecht@b1bank.com

Business First Bancshares, Inc. and Richland State Bancorp, Inc. Announce Merger

Baton Rouge, LA – Business First Bancshares, Inc. (“Business First”), (NASDAQ: BFST) the holding company for Business First Bank, and Richland State Bancorp, Inc. (“Richland State”) today jointly announced the signing of a definitive agreement under which Business First will acquire Richland State and its wholly owned bank subsidiary, Richland State Bank. On a pro forma basis as of March 31, 2018, the combined institution would be the 4th largest Louisiana-headquartered bank, with total assets of approximately $2 billion.

“Our team remains focused on our goal of becoming the region’s most influential business-focused community bank,” said Jude Melville, President and CEO of Business First. “This merger, in combination with our recent MBL Bank partnership in Minden, Louisiana, expands our presence along the I-20 corridor and provides diversification and balance to our business mix. The thing I’m most excited about, of course, is the opportunity to keep adding good people to the team. Richland State and its leadership team have a well-deserved reputation and we look forward to working with them to serve their clients.”

Richland State Bank was founded in 1902 in Rayville, Louisiana. As of March 31, 2018, Richland State Bank reported $305.0 million in total assets, $188.7 million in total loans, $270.0 million in total deposits and $32.5 million in shareholders’ equity. Richland State Bank is the leading financial institution in Richland Parish and operates a total of seven branch locations in northern Louisiana. On a pro forma basis, the combined institution will have over 40% of its loans and deposits along the I-20 corridor in northern Louisiana and Dallas, Texas.

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Following the completion of the transaction, Richland State’s President and CEO, Jerome Vascocu, will join Business First’s and Business First Bank’s board of directors and serve as Chairman of Business First Bank’s Northeast Louisiana Region. “Richland State Bank has a long and proud tradition of excellence,” said Mr. Vascocu. “As the banking industry rapidly evolves, we believe this partnership is a strong positive move forward for our franchise.  We have forged friendships and working relationships with the Business First leadership team over the years, and are confident in their ability to meet the challenges inherent in this business on behalf of our customers, employees and shareholders.  We are especially excited about expansion along the I-20 corridor, including Dallas.  I am convinced that great things lie ahead for this partnership.”

Under the terms of the merger agreement, which has been approved by the board of each company, Richland State’s shareholders will receive cash consideration of approximately $10.6 million and 1,679,608 shares in Business First Bancshares stock, subject to certain conditions and potential adjustments set forth in the merger agreement. Based on Business First’s closing stock price of $23.92 on June 1, 2018, the transaction is valued at approximately $50.8 million in the aggregate. The merger agreement contains customary representations and warranties and covenants by Richland State and Business First, and is subject to customary closing conditions, including approval by Richland State’s shareholders and the receipt of customary regulatory approvals. The transaction is expected to close in the fourth quarter of 2018.

Stephens Inc. acted as financial advisor and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to Business First. National Capital, LLC acted as financial advisor and rendered a fairness opinion and Kantrow, Spaht, Weaver & Blitzer (APLC) acted as legal advisor to Richland State.

For additional information regarding the transaction, an Investor Presentation has been filed with the SEC and may be accessed, at no charge, on the SEC’s website at www.sec.gov.

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About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates 19 offices, including 18 full-service banking centers and one wealth solutions office, in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1bank.com for more information.

Additional Information for Investors and Shareholders

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of Business First and Richland State, Business First will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”). The registration statement will include a proxy statement of Richland State and a prospectus of Business First, which will be sent to Richland State’s shareholders. Investors and shareholders are advised to read the joint proxy statement/prospectus when it becomes available because it will contain important information about Business First, Richland State and the proposed transaction. These documents will contain important information relating to the proposed transaction. When filed, this document and other documents relating to the merger filed by Business First can be obtained free of charge from the SEC’s website at www.sec.gov.

Participants in the Transaction

Business First, Richland State and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the shareholders of Richland State in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Business First and its directors and officers may be found in the Annual Report on Form 10-K for the year ended December 31, 2017, filed by Business First with the SEC on March 21, 2018. The definitive proxy statement and annual report can be obtained free of charge from the SEC’s website at www.sec.gov or from Business First at its website, www.b1bank.com. Documents filed with the SEC by Business First will be available free of charge by directing a request by telephone or mail to Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, Attn: Corporate Secretary. Business First’s telephone number is (225) 248-7600.

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No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend” and other similar words and expressions of the future or otherwise regarding Business First’s future business and financial performance and/or the performance of the banking and mortgage industry and economy in general and Business First’s proposed acquisition of Richland State and the timing, anticipated benefits and financial impact thereof.

These forward-looking statements include, without limitation, statements relating to the anticipated benefits, financial impact and closing of the proposed acquisition by Business First of Richland State and its subsidiary, Richland State Bank, including the anticipated timing of the closing of the proposed acquisition, the projected pro forma information contained herein, the opportunities to enhance market share in certain markets, market acceptance of Business First generally in new markets, and expectations regarding the integration of Richland State Bank’s operations. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Business First’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this presentation including, without limitation, the parties’ ability to consummate the acquisition or satisfy the conditions to the completion of the acquisition, including the receipt of regulatory approvals required for the acquisition and approval of the acquisition by Richland State’s shareholders; the parties’ ability to meet expectations regarding the timing and completion and accounting and tax treatment of the acquisition; the possibility that any of the anticipated benefits of the proposed acquisition will not be fully realized or will not be realized within the expected time period; the risk that integration of Richland State Bank’s operations with those of Business First Bank will be materially delayed or will be more costly or difficult than expected; the failure of the proposed acquisition to close for any other reason; the effect of the announcement of the proposed acquisition on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers); dilution caused by Business First’s issuance of additional shares of its common stock in connection with the proposed transaction; the failure to meet the growth projections of Business First’s management team; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; general competitive, economic, political and market conditions and fluctuations; and the other risks and factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 21, 2018, the joint proxy statement/prospectus related to the proposed transaction that will be filed by Business First with the SEC, when available, and in Business First’s other filings with the SEC under the captions “Forward-Looking Statements” and “Risk Factors.” Many of these factors are difficult to foresee and are beyond Business First’s ability to control or predict. Business First believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Business First does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

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